EXHIBIT 99.E

RECENT DEVELOPMENTS

The information contained in this section supplements the information about the Republic corresponding to the headings below that is contained in Exhibit 99.D to the Republic’s annual report on Form 18-K for the fiscal year ended December 31, 2018. To the extent the information in this section differs from the information contained in such annual report, you should rely on the information in this section. Capitalized terms not defined in this section have the meanings ascribed to them in the annual report.

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REPUBLIC OF INDONESIA

Government and Political Developments

Recent Elections

The 2019 general election was held on April 17, 2019 for the election of president and vice president, members of the House of Representatives, members of the Regional Representative Council, members of the Provincial Legislative Council, and members of the City/Regency Legislative Council.

Under Indonesian law, the General Election Commission (Komisi Pemilihan Umum) or KPU, is a state institution that is tasked to independently convene general elections and has the authority to determine the result of a general election. In relation to the 2019 general elections, the KPU announced the official vote count on May 21, 2019, which confirmed the election of President Joko Widodo and Vice President KH. Ma’ruf Amin to serve as the president and vice president, respectively, until 2024. Following the announcement of the election results, there were protests and demonstrations in Indonesia. On May 24, 2019, presidential candidate Prabowo Subianto and vice presidential candidate Sandiaga S. Uno filed a claim against the general election’s result with the Constitutional Court. On June 27, 2019, the Constitutional Court rendered a decision rejecting the claims of Mr. Subianto and Mr. Uno. President Widodo and Vice President Amin took their oath of office and commenced serving their five-year term on October 20, 2019. In August 2019, President Widodo announced plans to move Indonesia’s capital from Jakarta to an area in East Kalimantan province on the island of Borneo. He further announced that the physical relocation of the capital will begin in 2024 and is expected to cost Rp466 trillion. The plan is preliminary and is subject to change and various government approvals, including the approval of Parliament.

While Indonesia has successfully conducted elections in the past and the recent general elections, the country continues to face various socio-political issues and has, from time to time, experienced political instability and social and civil unrest. Since 2000, thousands of Indonesians have participated in demonstrations in Jakarta and other Indonesian cities both for and against former President Megawati, former President Yudhoyono and current President Widodo, as well as in response to specific issues, including reductions in fuel or electricity subsidies, privatization of state assets, anticorruption measures, decentralization and provincial autonomy, actions of former Government officials and their family members, and the American-led military campaigns in the Middle-East. Gubernatorial elections in Jakarta in February and April 2017 led to protests with religious undertones. Former education and culture minister Anies Baswedan won the election for the office of Jakarta’s governor in April 2017, defeating then-incumbent governor Basuki Tjahaja Purnama who was later convicted of blasphemy charges. Despite a few demonstrations that turned disruptive, Indonesia has gone through several major elections that were generally peaceful and led to successful transition. Considering the recent state of the political environment in Indonesia, political campaigns in Indonesia may bring a degree of political and social uncertainty to Indonesia that could lead to further civil disturbances.

Economy and Gross Domestic Product

Principal Sectors of the Economy

Indonesia’s principal economic sectors are the manufacturing industry (including coal, oil and gas); agriculture, forestry and fishery; wholesale and retail trade, repair of motor vehicles and motorcycles; construction; and mining and quarrying.

The tables below show the composition of Indonesia’s GDP by sector at current prices and constant prices, respectively, for the periods indicated.

Gross Domestic Product by Industry

(at current prices)

	Year Ended December 31,		Six Months Ended June 30,
	2018	%	2018	%	2019P	%
	(in billions of Rupiah and percentage of GDP)
Manufacturing Industry
Coal Industry and Oil and Gas Refining	332,147	2.2	163,911	2.3	169,451	2.2
Non-Coal, Oil and Gas Manufacturing Industries	2,615,152	17.6	1,276,213	17.7	1,363,385	17.6

Total Manufacturing Industry	2,947,299	19.9	1,440,124	20.0	1,532,837	19.8
Wholesale and Retail Trade; Repair of Motor Vehicles and Motorcycles	1,931,911	13.0	938,161	13.0	1,012,696	13.1
Agriculture, Forestry, and Fishery
Agriculture, Livestock, Hunting, & Agriculture Services	1,417,075	9.6	732,755	10.2	762,990	9.8
Forestry and Logging	97,338	0.7	47,129	0.7	48,802	0.6
Fishery	385,936	2.6	187,753	2.6	204,682	2.6

Total Agriculture, Forestry, and Fishery	1,900,349	12.8	967,637	13.4	1,016,474	13.1
Mining and Quarrying
Oil, Gas and Geothermal Mining	460,170	3.1	220,688	3.1	222,977	2.9
Coal and Lignite Mining	401,277	2.7	187,788	2.6	199,865	2.6
Metal Ore	111,321	0.8	59,473	0.8	45,394	0.6
Other Mining and Quarrying	226,219	1.5	110,539	1.5	118,264	1.5

Total Mining and Quarrying	1,198,987	8.1	578,488	8.0	586,500	7.6
Construction	1,562,297	10.5	742,516	10.3	817,834	10.6
Government Administration, Defense Compulsory Social Security	541,741	3.7	257,491	3.6	282,246	3.6
Information and Communication	559,055	3.8	269,200	3.7	303,520	3.9
Transportation and Warehousing	797,281	5.4	390,158	5.4	429,539	5.5
Financial and Insurance Service	616,253	4.2	300,363	4.2	326,770	4.2
Education Service	482,134	3.2	227,199	3.2	246,820	3.2
Other*	1,699,170	11.5	828,497	11.5	906,389	11.7

Gross Value Added at Basic Prices	14,236,477	96.0	6,939,834	96.4	7,461,624	96.3
Taxes less Subsidies on Products	600,881	4.0	257,093	3.6	285,575	3.7

Total GDP	14,837,358	100.0	7,196,927	100.0	7,747,199	100.0

Source:    BPS

P	Preliminary.
*

Includes the Procurement of Electricity and Gas; Procurement of Water, Management of Trash, Waste and Recycle; Accommodation and Food Beverages Supply; Real Estate; Corporate Services; Health Service and Social Activity; and Other Services sectors.

Gross Domestic Product by Industry

(at constant 2010 prices)

	Year Ended December 31,		Six Months Ended June 30,
	2018	%	2018	%	2019P	%
	(in billions of Rupiah and percentage of GDP)
Manufacturing Industry
Coal Industry and Oil and Gas Refining	219,730	2.1	111,556	2.2	109,081	2.0
Non-Coal, Oil and Gas Manufacturing Industries	1,973,537	18.9	968,744	19.0	1,011,189	18.9

Total Manufacturing Industry	2,193,266	21.0	1,080,300	21.2	1,120,270	20.9
Wholesale and Retail Trade; Repair of Motor Vehicles and Motorcycles	1,376,937	13.2	676,657	13.3	710,125	13.2
Agriculture, Forestry, and Fishery
Agriculture, Livestock, Hunting, & Agriculture Services	1,005,441	9.6	516,797	10.1	534,435	10.0
Forestry and Logging	62,944	0.6	30,621	0.6	30,296	0.6
Fishery	238,641	2.3	117,546	2.3	124,551	2.3

Total Agriculture, Forestry, and Fishery	1,307,026	12.5	664,964	13.0	689,282	12.9
Mining and Quarrying
Oil, Gas and Geothermal Mining	298,420	2.9	149,302	2.9	145,194	2.7
Coal and Lignite Mining	235,561	2.3	113,903	2.2	129,092	2.4
Metal Ore	103,719	1.0	54,291	1.1	42,279	0.8
Other Mining and Quarrying	158,804	1.5	77,931	1.5	81,988	1.5

Total Mining and Quarrying	796,505	7.6	395,428	7.8	398,552	7.4
Construction	1,048,083	10.1	504,571	9.9	533,822	10.0
Government Administration, Defense Compulsory Social Security	349,507	3.4	166,200	3.3	178,859	3.3
Information and Communication	538,875	5.2	263,031	5.2	287,577	5.4
Transportation and Warehousing	435,185	4.2	213,217	4.2	224,984	4.2
Financial and Insurance Service	415,579	4.0	204,239	4.0	216,349	4.0
Education Service	321,084	3.1	152,516	3.0	161,588	3.0
Other*	1,221,067	11.7	598,483	11.7	641,310	12.0

Gross Value Added at Basic Prices	10,003,114	96.0	4,919,607	96.4	5,162,720	96.3
Taxes less Subsidies on Products	422,203	4.0	182,630	3.6	197,525	3.7

Total GDP	10,425,316	100.0	5,102,236	100.0	5,360,245	100.0

Source:    BPS

P	Preliminary.
*

Includes the Procurement of Electricity and Gas; Procurement of Water, Management of Trash, Waste and Recycle; Accommodation and Food Beverages Supply; Real Estate; Corporate Services; Health Service and Social Activity; and Other Services sectors.

Manufacturing Industry

During the six months ended June 30, 2019, Indonesia’s manufacturing industries grew by 3.7%, compared to the same period in 2018. Non-coal, oil, and gas manufacturing industries grew by 4.4% during the six months ended June 30, 2019, mainly driven by the textile and apparel subsector, which grew by 19.9%. This growth was partially offset by a 8.2% contraction in the timber subsector, wood and cork products, woven goods from bamboo, rattan and the others subsector.

Wholesale and retail trade; repair of motor vehicles and motorcycles

During the six months ended June 30, 2019, the wholesale and retail trade, repair of motor vehicles and motorcycles sector grew by 4.9%, compared to the same period in 2018. This growth was driven by the wholesale and retail trade of non-cars and motorcycles subsector and the repairs subsector, which grew by 5.3% and 3.4%, respectively, compared to the same period in 2018.

Agriculture, forestry and fishery

During the six months ended June 30, 2019, the agriculture, forestry, and fishery sector grew by 3.7%, compared to the same period in 2018. This growth was mainly driven by the fisheries sub-sector and the agriculture, livestock, hunting and agriculture services subsector which grew by 6.0% and 3.4%, respectively. This growth was partially offset by a 1.1% contraction in the forestry and logging subsector.

Mining and Quarrying

During the six months ended June 30, 2019, the mining and quarrying sector grew by 0.8% compared to the same period in 2018, primarily due to growth in the coal and lignite mining and the other mining and quarrying subsector, which grew by 13.3% and 5.2%, respectively. This growth was partially offset by a contraction in the metal ore mining and the oil, gas and geothermal mining subsector, which contracted by 22.1% and 2.8%, respectively.

Construction

During the six months ended June 30, 2019, the construction sector grew by 5.8% compared to the same period in 2018. This growth was primarily due to the increased construction activity on infrastructure projects such as light rail transits and highways.

Transportation and Warehousing

During the six months ended June 30, 2019, the transportation and warehousing sector grew by 5.5%, compared to the same period in 2018. The subsector contributing the highest growth was land transport at 9.8%, followed by warehousing and support activities for transportation; postal and courier at 9.0%, and sea transport at 7.9%. This growth was partially offset by a 12.0% contraction in the air transport subsector.

Information and Communication

During the six months ended June 30, 2019, the information and communication sector grew by 9.3% compared to the same period in 2018. This growth was primarily due to an increase in the number of start-ups and construction of base transceiver stations.

Other sectors

None of the other sectors shown in the tables above comprised more than 5% of GDP, at either current prices or constant prices, for the periods indicated.

Gross Domestic Product

In this prospectus, GDP is shown in both current and constant prices. GDP at current prices value a country’s output using the actual prices for each year, while GDP at constant prices (also referred to as “real” GDP) value output using the prices from a base year, thereby eliminating the distorting effects of inflation and deflation.

The following table shows the distribution of GDP in the Indonesian economy by expenditure at current prices and constant prices, respectively, for the periods indicated (at current prices).

Gross Domestic Product by Expenditure

(at current prices)

	Year Ended December 31,		Six Months Ended June 30,
	2018	%	2018	%	2019P	%
	(in billions of Rupiah and percentage of GDP)
GDP	14,837,358	100.0	7,196,927	100.0	7,747,199	100.0
Add: Imports of goods and services	3,272,523	22.1	1,497,810	20.8	1,446,956	18.7

Total supply of goods and services	18,109,881	122.1	8,694,738	120.8	9,194,155	118.7
Less: Exports of goods and services	3,110,755	21.0	1,468,988	20.4	1,399,466	18.1

Total domestic expenditure	14,999,126	101.1	7,225,749	100.4	7,794,689	100.6

Allocation of total domestic expenditure:
Household consumption expenditure	8,269,754	55.7	4,027,853	56.0	4,360,906	56.3
NPISHs consumption expenditure	180,782	1.2	87,362	1.2	104,348	1.3
Government consumption expenditure	1,332,534	9.0	539,782	7.5	585,685	7.6

Total consumption	9,783,070	65.9	4,654,997	64.7	5,050,939	65.2
Gross domestic fixed capital formation	4,790,607	32.3	2,273,270	31.6	2,454,985	31.7
Change in inventories (residual)(1)	425,449	2.9	297,483	4.1	288,764	3.7

Total domestic expenditure	14,999,126	101.1	7,225,749	100.4	7,794,688	100.6

Source:    BPS

P	Preliminary.
(1)	Includes statistical discrepancies.

Gross Domestic Product by Expenditure

(at constant 2010 prices)(1)

	Year Ended December 31,		Six Months Ended June 30,
	2018	%	2018	%	2019P	%
	(in billions of Rupiah and percentage of GDP)
GDP	10,425,316	100.0	5,102,236	100.0	5,360,245	100.0
Add: Imports of goods and services	2,201,127	21.1	1,049,491	20.6	975,563	18.2

Total supply of goods and services	12,626,444	121.1	6,151,727	120.6	6,335,808	118.2
Less: Exports of goods and services	2,285,872	21.9	1,104,324	21.6	1,084,041	20.2

Total domestic expenditure	10,340,572	99.2	5,047,403	98.9	5,251,766	98.0

Allocation of total domestic expenditure:
Household consumption expenditure	5,651,230	54.2	2,768,918	54.3	2,910,093	54.3
NPISHs consumption expenditure	122,894	1.2	59,760	1.2	69,378	1.3
Government consumption expenditure	828,714	7.9	339,528	6.7	363,046	6.8

Total consumption	6,602,839	63.3	3,168,206	62.1	3,342,518	62.4
Gross domestic fixed capital formation	3,444,118	33.0	1,649,014	32.3	1,731,731	32.3
Change in inventories (residual)(2)	293,615	2.8	230,184	4.5	177,518	3.3

Total domestic expenditure	10,340,572	99.2	5,047,403	98.9	5,251,766	98.0

Source: BPS

P	Preliminary.
(1)	Calculated with calendar year 2010 as the Base Year.
(2)	Includes statistical discrepancies.

Inflation

The following table shows the Consumer Price Index, or CPI, as of the end of the periods indicated and the percentage change against the previous period.

Changes in Consumer Price Index(1)

As of September 30,
2019P
CPI	138.4
Annual percentage year-on-year	3.4%

Source:    BPS

P	Preliminary.
(1)	Calculated on the basis of 2012 CPI = 100.

The following table shows percentage changes year-on-year in the CPI for certain commodities for the periods indicated.

Inflation by Commodity(1)

	Year Ended December 31,	Nine Months Ended September 30,
	2018	2018	2019P
Food	3.4%	3.8%	5.4%
Processed food, beverages, cigarettes and tobacco	3.9%	4.0%	3.7%
Housing , water, electricity, gas and fuel	2.4%	2.1%	2.3%
Clothing	3.6%	3.2%	5.7%
Health	3.1%	3.2%	3.3%
Education, recreation and sports	3.2%	3.3%	3.4%
Transportation, communication, and financial service	3.2%	1.7%	1.9%

Source:    BPS

P	Preliminary.
(1)	Annual percentage year-on-year.

Indonesia measures annual inflation by year-on-year changes in the CPI.

In the twelve-month period ended September 30, 2019, inflation was 3.4%, which was higher than the 2.9% inflation in the twelve-month period ended September 30, 2018.

Infrastructure Development

Completion timeline for priority projects

The below table shows the construction commencement years for the priority projects under the National Medium Term Plan for 2015 - 2019 as well as expected commercial operation years as of September 30, 2019.

Priority Projects		Construction Commencement Year	Expected Commercial Operation Year
Roads and Bridges	Balikpapan - Samarinda Toll Road	2017	2019
	Serang - Panimbang Toll Road	2018	2020
	Manado - Bitung Toll Road	2016	2019
	Eight sections of the Sumatera toll road:
	Medan - Binjai	2016	2020
	Palembang - Indralaya	2016	Completed
	Bakauheni - Terbanggi Besar	2016	2019
	Pekanbaru - Dumai	2016	2020
	Terbanggi Besar - Pematang Panggang	2018	2019
	Pematang Panggang - Kayu Agung	2018	2019
	Palembang - Tanjung Api-api	2019	2024
	Kisaran - Tebing Tinggi	2019	2021
	Yogyakarta - Bawen Toll Road	2020	2020
	Probolinggo - Banyuwangi Toll Road	2018	2019

Water and Sanitation	Jakarta Sewerage System (JSS)	2016	2022
	Water Supply System (SPAM) West Semarang	2018	2022
	National Capital Integrated Coastal Development (NCICD) Phase A	2016	2019
	Water Supply System (SPAM) Umbulan	2018	2022
	Water Supply System (SPAM) Lampung	2018	2020

Refineries	Oil refinery in Bontang	2018	2022
	Oil refinery in Tuban	2018	2021
	Refinery Development Master Plan (RDMP)	2017	2025

Electricity	PLTU Mulut Tambang	2017	2023
	The 500kV Sumatera Transmission	2016	2019
	Central - West Java Transmission Line	2017	2019
	PLTU Indramayu	2017	2019
	PLTU Batang	2016	2019

Ports	Bitung International Hub Seaport	2017	2019
	Kuala Tanjung International Hub Seaport	2015	2019
	Patimban Seaport	2018	2019
	Inland Waterways / Cikarang-Bekasi-Java Sea (CBL)	2019	2021

Public Transportation	MRT Jakarta (North - South Corridor)	2013	2019
	Light Rail Transit (LRT) South Sumatera	2015	Completed
	Light Rail Transit (LRT) Jakarta, Bogor, Depok, Bekasi	2015	2021

Railways	Soekarno-Hatta International Airport (SHIA) Express Railway	2015	Completed
	Makassar - Parepare Railway	2015	2019
	Central Kalimantan Railway (Puruk Cahu – Bangkuang Trase)	2018	2023
	Railway Double Tracking Railway Java South Line	2017	2024
	Double Tracking and Electrification Jabodetabek Railway (Manggarai-Jatinegara-Bekasi-Cikarang)	2015	2021
	Adi Soemarmo Airport Railway Access	2017	2019

Information Technology	Palapa Ring Broadband	2016	2019

Foreign Investment

Foreign Investment in Indonesia

Foreign investment in Indonesia is divided into direct investments, portfolio investments and other investments, and information about these types of investments is included in the Republic’s reports on its balance of payments published by the Bank Indonesia. Due to the different concept and method of compiling investment statistics, foreign direct investment statistical data published by Bank Indonesia are not comparable to the “administrative” foreign direct investment statistical data published by the Indonesia Investment Coordinating Board (Badan Koordinasi Penanaman Modal or BKPM) under “Direct Investments Realizations.”

The following table sets out the amounts of foreign investments in Indonesia by non-residents.

Foreign Investment in Indonesia

	Year Ended December 31,	Six Months Ended June 30,
	2018	2018	2019P
	(in millions of U.S. dollars)
Direct Investments
Equity Capital	21,033	10,922	13,852
Debt instrument	(1,211)	(1,447)	(721)

Total direct investments	19,821	9,475	13,132
Portfolio investments:
Equity securities	(3,668)	(3,575)	984
Debt securities	18,151	5,227	8,783

Total portfolio investments	14,483	1,652	9,767
Financial derivatives	(584)	(267)	(429)
Other investments	11,485	3,847	3,112

Total foreign investment	45,206	14,706	25,582

Source:    Bank Indonesia

P	Preliminary.

Foreign Direct Investment in Indonesia by Country of Origin(1)

	Year Ended December 31,	Six Months Ended June 30,
	2018	2018	2019P
	(in millions of U.S. dollars)
North America	1,151	1,321	1,154
USA	1,208	1,356	1,170
Canada	(16)	(10)	(4)
Other North America(2)	(40)	(25)	(12)
Central and South America	920	624	263
Argentina	(0)	0	0
Brazil	28	14	14
Mexico	1	1	0
Cayman Islands	84	85	204
Other Central and South America	807	525	43
Europe	(511)	1,253	487
European Union	(1,090)	900	1,052
Austria	101	18	71
Belgium	(13)	(37)	33
Denmark	3	7	46
Finland	48	17	(172)
France	51	(117)	451
Germany	569	329	198
Greece	0	0	0
Ireland	191	135	102
Italy	(20)	(6)	4
Luxembourg	122	80	23
Netherlands	447	57	(80)
Portugal	(0)	0	0
Spain	1	0	4
Sweden	21	6	10
United Kingdom	(2,600)	423	362
Other European Union	(10)	(11)	(1)
Russia	1	0	0
Turkey	20	4	3
Other Europe	558	349	(568)
Asia	19,519	7,878	9,904
Japan	4,842	1,999	6,640
People’s Republic of China	1,922	133	481
South Korea	114	(48)	384
India	89	31	33
Hong Kong SAR	1,167	668	(1,215)
Taiwan	34	4	19
Saudi Arabia	20	19	0
ASEAN	10,658	4,700	3,492
Brunei Darussalam	(3)	(1)	(1)
Cambodia	1	0	(0)
Lao PDR	0	0	0
Malaysia	787	312	137
Myanmar	1	0	0
Philippines	17	9	7
Singapore	9,662	4,652	2,456
Thailand	171	(279)	885
Vietnam	22	8	9
Other Asia	673	371	69
Australia and Oceania	44	3	100
Australia	41	4	96
New Zealand	2	0	1
Other Australia and Oceania	1	0	3
Africa	49	44	37
South Africa	3	1	3
Other Africa	46	43	34
Others	302	107	(1)

Total	21,474	11,230	11,945

Source:    Bank Indonesia

P	Preliminary.
(1)	Presents foreign direct investment in accordance with the directional principle prescribed by the fifth edition of Balance of Payments and International Investment Position Manual, or BPM5.
(2)	Includes Bermuda, Greenland and Saint Pierre & Miquelon.

Foreign Direct Investment

The following table sets out the amounts of foreign direct investments in Indonesia by non-residents.

Foreign Direct Investment

	Year Ended December 31,	Six Months Ended June 30,
	2018	2018	2019P
	(in millions of U.S. dollars)
Equity capital(1)	21,033	10,922	13,852
Debt instruments:
Inflow	48,259	25,904	24,972
Outflow	(49,470)	(27,351)	(25,693)
Total debt instruments	(1,211)	(1,447)	(721)

Total direct investments	19,821	9,475	13,132

Memorandum(2)
Direct investment in Indonesia	21,474	11,230	11,945

Source: Bank Indonesia

P	Preliminary.
(1)	Includes privatization and banking restructuring.
(2)	Presents foreign direct investment in accordance with the directional principle prescribed by BPM5.

In 2018, net foreign direct investment was U.S.$19.8 billion compared to U.S.$20.5 billion in 2017. This was mainly due to significant outflows related to the acquisitions of several foreign direct investment companies in the mining sector by domestic companies and higher inter-company debt repayments, which was partially offset by foreign direct investment inflows from capital investments in several Indonesian start-up companies. The manufacturing, trade, and agriculture sectors were still the main contributors to net foreign direct investment in 2018. ASEAN countries were the main contributors to foreign direct investment inflows, followed by Japan, China and Hong Kong.

In the first six months of 2019, net foreign direct investment was U.S.$13.1 billion, an increase from U.S.$ 9.5 billion during the first six months of 2018. Foreign direct investment inflows were supported by capital investments in several Indonesian companies, especially banks and acquisition of several domestic manufacturing firms and financial intermediaries by foreign investors. In addition, foreign direct investment inflows were also supported by the global bond issuance by companies in the mining, manufacturing, property and energy sector. The manufacturing, trade, and financial intermediaries sectors were still the main contributors to net foreign direct investment during the first six months of 2019. Japan is the main contributor to foreign direct investment inflows, followed by ASEAN countries and USA.

Foreign Portfolio Investment

The following table sets out the amounts of foreign portfolio investments in Indonesia by non-residents.

Foreign Portfolio Investments

	Year Ended December 31,	Six Months Ended June 30,
	2018	2018	2019P
	(in millions of U.S. dollars)
Equity securities:
Inflows	25,052	8,989	25,858
(Outflows)	(28,720)	(12,564)	(24,874)

Net equity securities	(3,668)	(3,575)	984
Debt securities (net)	18,151	5,227	8,783

Total portfolio investments	14,483	1,652	9,767

Source:    Bank Indonesia

P	Preliminary.

In 2018, foreign capital inflows in the form of portfolio investments were U.S.$14.5 billion, lower than the U.S.$24.4 billion recorded in 2017. Uncertainty in the global financial markets caused limited foreign fund placements in the stock market and government bond market, resulting in a decrease in the net foreign capital inflows to Indonesia. In addition, the decrease was also caused by an increase of outflows due to the payment at maturity of government global bonds.

In the first six months of 2019, foreign capital inflows in the form of portfolio investments were U.S.$9.8 billion, higher than the U.S.$1.7 billion recorded in the same period in 2018. This was primarily due to a promising domestic economic outlook resulting in higher foreign fund placements in the stock market and lower outflows from the bond market. The increase was also due to issuances of Government global bonds.

Other Foreign Investment

The following table sets out the amounts of other investments (other than portfolio or foreign direct investments) in Indonesia by non-residents, mainly consisting of loans received and paid.

Other Foreign Investments

	Year Ended December 31,	Six Months Ended June 30,
	2018P	2018	2019P
	(in millions of U.S. dollars)
Loans
Bank sector:
Disbursements	7,837	3,876	1,390

Debt repayments	(3,546)	(1,809)	(2,284)

Total bank sector	4,291	2,067	(894)
Corporate sector:
Disbursements	28,516	10,193	12,553

Debt repayments	(22,541)	(7,776)	(12,217)

Total corporate sector	5,976	2,418	336
Other (net)(1)	1,219	(637)	3,670

Total other investments	11,485	3,847	3,112

Source:    Bank Indonesia

P	Preliminary.
(1)	Consists of loans of public sector and trade credit, currency and deposits, and other liabilities of private sector and public sector.

In 2018, other foreign investments increased from a surplus of U.S.$2.7 billion in 2017 to a surplus of U.S.$11.5 billion. The increased surplus was primarily due to higher increase in withdrawals of foreign loans by the banking and corporate sector than their debt repayments as well as higher inflows of trade credits.

In the first six months of 2019, other foreign investments decreased to a surplus of U.S.$3.1 billion compared to a U.S.$3.8 billion surplus in the same period in 2018. The lower surplus was primarily due to higher resident deposit placements in overseas banks coupled with higher loan repayments.

Direct Investment Realizations

Foreign Direct Investment

Due to the different concept and method of compiling investment statistics, “administrative” foreign direct investment statistical data published by the BKPM and “Balance of Payment” foreign direct investment statistical data published by Bank Indonesia are not comparable. BKPM calculates foreign direct investment based on realized investments in Indonesian companies owned by foreign investors within a certain reporting period. BKPM’s realization data covers the total value of investments funded by foreign investors, other foreign creditors, as well as domestic investors and creditors. In comparison, Bank Indonesia’s calculation method covers the entire flow of investments stemming from foreign investors over a certain reporting period. In addition, Bank Indonesia excludes from its calculations foreign investments made by investors with a non-resident ownership of less than 10% per individual investors while BKPM has no such minimum ownership requirement. In terms of sector coverage, BKPM excludes certain sectors from its calculation, including investments in oil and gas, banking, non-bank financial institutions, insurance, leasing, investment sectors licensed by technical/sectoral agencies, investments through the stock market and household investments. Bank Indonesia covers all economic sectors. As a result the data regarding realized foreign direct investments is not comparable to those under “Foreign Investment in Indonesia” in the table above.

The following table sets forth the amount of realized foreign direct investment by sector of the economy for the periods indicated.

Realized Foreign Direct Investment by Sector(1)

	Year Ended December 31,	Six Months Ended June 30,
	2018	2018	2019P
	(in millions of U.S. dollars)
Primary Sector
Food Crops, Plantation & Livestock	1,721.2	975.7	505.4
Forestry	43.2	24.3	5.2
Fishery	24.3	16.2	37.9
Mining	3,038.6	1,635.8	1,287.2

Total Primary Sector	4,827.3	2,652.0	1,835.6

Secondary sector:
Food Industry	1,307.3	586.7	706.7
Textile Industry	305.4	146.1	114.0
Leather Goods & Footwear Industry	243.6	162.0	105.8
Wood Industry	276.0	70.1	27.1
Paper and Printing Industry	668.1	448.4	87.2
Chemical and Pharmaceutical Industry	1,938.3	1,060.3	705.1
Rubber and Plastic Industry	447.0	310.9	201.7
Non Metallic Mineral Industry	456.3	195.0	254.2
Metal, Industry not Machinery & Electronic Industry	2,219.1	1,203.2	1,469.5
Medical Precision & Optical Instruments, Watches & Clock, Machinery and Electronic Industry	1,341.1	1,034.5	244.4
Motor Vehicles & Other Transport Equipment Industry	971.3	343.6	411.9
Other Industry	174.0	70.9	91.9

Total Secondary Sector	10,347.6	5,631.6	4,419.3

Tertiary sector:
Electricity, Gas & Water Supply	4,383.8	1,757.6	2,876.9
Construction	248.1	108.9	51.5
Trade & Repair	609.3	410.6	262.4
Hotel & Restaurant	868.9	496.9	275.4
Transportation, Storage & Communication	3,027.2	914.3	2,591.6
Housing, Ind. Estate & Office Building	4,302.7	2,857.2	1,570.9
Other Services	692.9	443.4	303.2

Total Tertiary Sector	14,132.9	6,988.7	7,931.9

Total	29,307.9	15,272.4	14,186.9

Source:    BKPM

P	Preliminary.
(1)

Excludes foreign investment in oil and natural gas projects, banking, non-bank financial institutions, insurance, leasing, mining in terms of contracts of work, coal mining in terms of agreement of work, investment in which licenses were issued by a technical/sectoral agency, portfolio as well as household investment.

Domestic Direct Investment

In addition to direct equity investments by foreign persons, BKPM also approves certain types of domestic direct investments. The following table sets forth the amount of realized domestic direct investment by sector of the economy for the periods indicated.

Realized Domestic Direct Investment by Sector(1)

	Year Ended December 31,	Six Months Ended June 30,
	2018	2018	2019P
	(in billions of Rupiah)
Primary sector:
Food Crops, Plantation & Livestock	31,186.2	16,153.4	21,334.7
Forestry	3,053.2	0.0	7,724.9
Fishery	87.6	58.6	78.5
Mining	33,100.0	20,476.6	10,920.6

Total Primary Sector	67,426.9	36,688.7	40,058.7

Secondary sector:
Food Industry	39,087.9	21,927.9	21,261.1
Textile Industry	3,596.8	2,695.3	922.0
Leather Goods & Footwear Industry	282.1	143.8	21.4
Wood Industry	1,535.7	640.4	1,144.9
Paper and Printing Industry	2,894.0	1,752.6	1,373.5
Chemical and Pharmaceutical Industry	13,337.7	6,483.3	4,669.2
Rubber and Plastic Industry	3,414.5	1,812.9	1,221.5
Non Metallic Mineral Industry	4,522.4	3,584.4	1,289.2
Metal Industry not Machinery & Electronic Industry	10,467.6	4,812.3	4,760.4
Medical Precision & Optical Instruments, Watches & Clock, Machinery, and Electronic Industry	1,950.5	1,049.6	297.4
Motor Vehicles & Other Transport Equipment Industry	1,836.8	926.4	688.2
Other Industry	717.4	332.3	651.3

Total Secondary Sector	83,643.4	46,161.0	38,300.0

Tertiary sector:
Electricity, Gas & Water Supply	37,264.9	16,544.6	13,688.4
Construction	44,979.7	13,607.5	31,236.4
Trade & Repair	6,429.8	3,445.7	7,378.5
Hotel & Restaurant	9,096.3	4,705.5	6,310.1
Transportation, Storage & Communication	58,739.8	28,057.6	32,935.5
Housing, Ind. Estate & Office Building	15,471.7	5,282.1	7,473.5
Other Services	5,551.3	2,431.9	5,451.9

Total Tertiary Sector	177,533.6	74,074.9	104,474.3

Total	328,603.9	156,924.6	182,833.0

Source:    BKPM

P	Preliminary.
(1)

Excludes foreign investment in oil and natural gas projects, banking, non-bank financial institutions, insurance, leasing, mining in terms of contracts of work, coal mining in terms of agreement of work, investment in which licenses were issued by a technical/sectoral agency, portfolio as well as household investment.

Foreign Trade and Balance of Payments

Exports and Imports

The following table shows Indonesia’s exports and imports for the periods indicated as published by Bank Indonesia.

Exports and Imports

	Year Ended December 31,	Six Months Ended June 30,
	2018P	2018	2019P
	(in millions of U.S. dollars)
Exports:
Oil and gas exports (f.o.b.)	17,614	8,539	5,864
Non-oil and gas exports (f.o.b.)	163,111	79,575	75,429

Total exports (f.o.b.)	180,725	88,114	81,292
Total imports (c.i.f.)	(190,539)	(89,900)	(84,107)

Balance of trade	(9,814)	(1,786)	(2,815)

Source:    Bank Indonesia

P	Preliminary.

In 2018, Indonesia recorded a trade deficit of U.S.$9.8 billion, a reversal of the U.S.$11.2 billion surplus in 2017. The trade deficit was caused by a 20.8% increase in imports, which was higher than the 7.0% increase in exports. Imports increased at a higher rate as a result of robust domestic demand, primarily due to higher imports of raw materials and capital goods, including importation for public infrastructure projects. Higher imports were also a result of higher global oil prices. Export growth was lower, in line with lower global trade volumes and weakening global commodity prices.

In the first six months of 2019, Indonesia recorded a trade deficit of U.S.$2.8 billion, compared to the U.S.$1.8 billion deficit in the same period in 2018. This was due to a 7.7% decrease in exports, which was higher than the 6.4% decrease in imports. The lower export growth was in line with lower global trade volumes and weakening global commodity prices. Lower exports were also a result of lower global oil prices and lower crude oil production. Lower import growth was a result of lower imports of raw materials and capital goods due to the completion of some public infrastructure projects.

Export-Import Data from the Central Statistics Agency

In addition to the exports and imports related data published by Bank Indonesia, the Central Statistics Agency or BPS also publishes data relating to imports and exports compiled based on the International Merchandise Trade Statistics Manual issued by the United Nations. Due to the different methods and timing of compiling export-import statistics, the export-import data published by BPS is different to the export-import data published by Bank Indonesia.

The tables below show Indonesia’s exports and imports for the periods indicated as published by the BPS.

	Year Ended December 31,	Nine Months Ended September 30,
	2018	2018	2019P
	(in millions of U.S. dollars)
Exports:
Non-oil and gas exports	162,841.0	122,355.1	114,749.5
Oil and gas exports	17,171.7	12,606.7	9,421.3

Total exports	180,012.7	134,961.8	124,170.8

Imports:
Non-oil and gas imports	158,842.5	116,717.0	110,253.4
Oil and gas imports	29,868.8	22,059.9	15,862.4

Total imports	188,711.3	138,776.9	126,115.8

Source:    BPS

P	Preliminary.

The following table sets forth Indonesia’s exports by major commodity groups for the periods indicated.

Exports by Sector

	Year Ended December 31,	Six Months Ended June 30,
	2018	2018	2019P
	(in thousands of U.S. dollars)
General merchandise	178,702,737	86,992,618	79,657,723
Agricultural and Fishery
Coffee bean	807,357	356,484	387,403
Tea	78,624	39,116	31,681
Spices	543,032	220,870	239,221
Tobacco	67,005	31,760	31,423
Cocoa bean	74,284	32,987	29,623
Shrimp and prawn	1,471,051	749,161	626,767
Other agricultural products	2,781,591	1,297,236	1,275,010

Total Agricultural products	5,822,944	2,727,614	2,621,128
Manufacture products
Textile and Textile products	13,272,404	6,483,420	6,463,437
Processed wood products	4,123,971	2,015,023	1,717,446
Palm oils	16,528,433	7,901,463	6,711,348
Chemicals	4,702,931	2,237,912	2,198,669
Base metal products	12,377,082	6,029,294	6,306,224
Electrical apparatus, measuring instruments and others	9,318,094	4,380,582	4,638,138
Cement	237,185	108,578	140,847
Paper and paper products	4,524,415	2,224,744	2,195,616
Processed rubber	6,149,674	3,116,892	2,838,848
Oil products(1)	1,550,453	743,094	587,489
Liquefied Petroleum Gas(1)	56,405	55,844	7,452
Other manufacture products	53,976,851	26,110,872	24,956,920

Total Manufacture products	126,817,901	61,407,720	58,762,435
Mining products
Copper ore	4,186,888	2,473,341	544,105
Nickel ore	628,027	284,378	382,534
Coal	23,967,604	11,812,634	11,243,246
Bauxite	265,013	112,572	213,295
Crude oil(1)	5,086,551	2,671,436	846,798
Natural Gas(1)	9,719,229	4,516,291	3,848,549
o/w Liquefied Natural Gas	6,665,555	3,108,156	2,469,241
Other mining products	265,312	114,758	171,709

Total Mining products	44,118,624	21,985,409	17,250,237
Other merchandise(2)	1,943,268	871,877	1,023,923
Other goods(3)	2,022,247	1,121,875	1,634,483

Total Exports	180,724,984	88,114,494	81,292,206

Memorandum(4)
Non-oil & gas exports	163,110,799	79,575,248	75,428,584
Oil & gas exports	17,614,185	8,539,245	5,863,622

Source:    Bank Indonesia

P	Preliminary.
(1)	As a component of oil and gas exports.
(2)	Consists of art goods, goods not elsewhere specified, and goods procured in ports by carriers.
(3)	Consists of non-monetary gold and merchanting goods.
(4)	Presents the classification of exports based on two main groups of commodities: (i) oil and gas and (ii) non-oil and gas.

The table below sets forth Indonesia’s exports by destination for the periods indicated.

Exports by Destination

	Year Ended December 31,	Six Months Ended June 30,
	2018P	2018	2019P
	(in thousands of U.S. dollars)
America
North America
United States of America	18,456,009	9,007,837	8,476,735
Canada	912,888	443,107	429,889
Other North America	1,735	617	457
Total North America	19,370,632	9,451,561	8,907,081
Central and South America
Argentina	238,057	123,853	98,619
Brazil	1,145,641	548,575	508,880
Mexico	902,494	426,488	487,358
Other Central and South America	1,304,236	616,091	578,310

Total Central and South America	3,590,428	1,715,007	1,673,168

Total America	22,961,060	11,166,568	10,580,248
Europe
European Union
Netherlands	3,893,278	1,966,219	1,598,931
Belgium	1,261,230	631,957	567,710
United Kingdom	1,463,816	702,398	670,843
Italy	1,919,758	1,004,516	874,527
Germany	2,699,360	1,296,391	1,183,887
France	1,001,618	512,902	459,046
Spain	2,264,238	1,204,271	924,963
Other European Union	2,572,118	1,278,469	1,116,907

Total European Union	17,075,416	8,597,123	7,396,815
Russia	1,000,411	510,498	402,697
Turkey	1,179,583	707,423	579,849
Other Europe	1,163,159	683,837	756,759

Total Europe	20,418,568	10,498,881	9,136,120
Asia and Middle East
ASEAN
Brunei Darussalam	61,402	28,620	38,710
Philippines	6,825,226	3,263,858	3,274,515
Cambodia	524,117	264,841	261,528
PDR Laos	7,293	2,662	3,053
Malaysia	9,029,823	4,407,232	4,075,071
Myanmar	897,500	464,120	395,935
Singapore	13,799,136	6,804,666	6,319,584
Thailand	6,697,443	3,388,892	3,165,738
Vietnam	4,534,540	1,915,111	2,358,716

Total ASEAN	42,376,481	20,540,001	19,892,849
Hong Kong SAR	2,557,530	1,292,455	1,300,390
India	13,718,366	6,292,885	5,788,499
Iraq	135,567	66,836	80,945
Japan	18,784,243	9,296,504	7,526,157
South Korea	9,204,681	4,173,891	3,639,362
Pakistan	2,411,827	1,184,864	929,559
People’s Republic of China	26,790,962	13,519,459	12,382,588
Saudi Arabia	1,221,087	637,576	701,925
Taiwan	4,729,443	1,983,887	2,135,488
Other Asia and Middle East	6,246,333	3,176,705	3,023,988

Total Asia and Middle East	128,176,520	62,165,064	57,401,752
Australia and Oceania
Australia	2,733,473	1,370,349	1,074,749
New Zealand	489,513	209,327	221,784
Other Australia and Oceania	347,064	155,404	168,483

Total Australia and Oceania	3,570,050	1,735,080	1,465,016
Africa
South Africa	645,333	313,648	294,574
Other Africa	3,016,506	1,366,421	1,393,455
Total Africa	3,661,838	1,680,069	1,688,029
Unclassified exports(1)	1,936,947	868,833	1,021,042

Total (f.o.b.)	180,724,984	88,114,494	81,292,206

Source:    Bank Indonesia

P	Preliminary.
(1)	Consists of goods procured in ports by carriers and merchanting goods.

The following table sets forth Indonesia’s imports by major commodity groups for the periods indicated.

Imports by Sector(1)

	Year Ended December 31,	Six Months Ended June 30,
	2018	2018	2019P
	(in thousands of U.S. dollars)
General Merchandise	188,409,725	88,853,117	83,276,446
Consumption Goods
Food and beverages, primary, mainly for household	2,304,817	1,051,597	970,893
Food and beverages, processed, mainly for household	4,182,556	1,952,615	1,582,042
Passenger motor cars	530,492	307,113	272,408
Transport equipment, nonindustrial	288,635	133,566	108,091
Durable consumer goods	1,985,222	906,408	953,755
Semi-durable consumer goods	3,592,082	1,713,541	1,761,680
Non-durable consumer goods	3,095,309	1,515,222	1,367,335
Fuels and lubricants, processed, oil products(2)	9,349,219	4,386,624	4,000,709
Goods not elsewhere specified	668,994	427,032	252,990

Total Consumption Goods	25,997,327	12,393,718	11,269,904
Raw materials and auxiliary goods
Food and beverages, primary, mainly for industry	5,316,619	2,468,936	2,929,421
Food and beverages, processed, mainly for industry	3,402,989	1,612,721	1,598,595
Industrial supplies, primary	6,103,771	2,909,080	2,834,221
Industrial supplies, processed	63,771,434	29,925,933	29,264,550
Parts and accessories for capital goods	20,597,484	9,708,441	9,207,182
Parts and accessories for transport equipment	9,048,335	4,441,413	3,882,360
Fuels and lubricants, primary	10,527,350	5,233,487	3,299,314
o/w Crude oil(2)	9,627,278	4,821,597	2,852,685
Fuels and lubricants, processed	12,174,292	5,435,893	5,144,259
o/w Oil products(2)	8,603,272	3,835,204	3,472,163
o/w Liquefied Petroleum Gas(2)	3,142,809	1,392,225	1,477,451

Total Raw materials and auxiliary goods	130,942,274	61,735,904	58,159,903
Capital Goods
Capital goods (except transport equipment)	25,955,366	11,958,437	11,817,071
Passenger motor cars	530,492	307,113	272,408
Other transport equipment, industrial	4,245,633	2,101,360	1,432,505

Total Capital Goods	30,731,490	14,366,909	13,521,985
Other merchandise(3)	738,634	356,586	324,655

Other goods(4)	2,129,700	1,046,922	830,414

Total	190,539,425	89,900,039	84,106,859

Source:    Bank Indonesia

P	Preliminary.
(1)	Data collected on a cost, insurance and freight basis.
(2)	As a component of oil and gas imports.
(3)	Consists of goods procured in ports by carriers.
(4)	Consists of nonmonetary gold.

The following table sets forth Indonesia’s imports by country of origin for the periods indicated.

Imports by Place of Origin(1)

	Year Ended December 31,	Six Months Ended June 30,
	2018	2018	2019P
	(in thousands of U.S. dollars)
America
North America
United States of America	10,059,347	4,658,653	4,595,531
Canada	1,849,790	814,791	969,611
Other North America	195	191	1
Total North America	11,909,332	5,473,635	5,565,143
Central and South America
Argentina	1,438,057	701,568	1,008,730
Brazil	1,688,748	840,190	1,008,791
Mexico	269,351	141,235	123,842
Other Central and South America	516,773	223,616	259,660
Total Central and South America	3,912,929	1,906,610	2,401,023

Total America	15,822,260	7,380,245	7,966,166
Europe
European Union
Netherlands	1,228,799	583,633	406,869
Belgium	610,914	282,467	359,120
United Kingdom	1,138,280	553,757	504,608
Italy	1,801,714	930,653	764,610
Germany	3,909,529	1,973,456	1,671,287
France	1,692,924	868,505	705,454
Spain	668,265	338,666	297,131
Other European Union	2,986,532	1,330,397	1,257,712

Total European Union	14,036,957	6,861,534	5,966,791
Russia	1,508,903	783,605	590,459
Turkey	621,851	310,485	165,620
Other Europe	2,272,881	822,892	937,285

Total Europe	18,440,593	8,778,515	7,660,155
Asia and Middle East
ASEAN
Brunei Darussalam	14,289	7,244	13,902
Philippines	929,354	428,601	387,924
Cambodia	32,593	14,382	20,335
PDR Laos	25,426	15,354	14,639
Malaysia	8,788,441	4,479,498	3,645,809
Myanmar	151,124	95,710	79,186
Singapore	24,245,592	11,332,249	9,819,665
Thailand	10,552,977	5,120,061	4,454,430
Vietnam	3,658,132	1,849,780	1,729,039

Total ASEAN	48,397,928	23,342,880	20,164,929
Hong Kong SAR	4,306,538	1,985,059	2,547,896
India	4,642,904	2,171,822	2,106,146
Iraq	95	35	89
Japan	18,305,658	8,716,759	7,936,734
South Korea	9,375,181	4,574,379	4,411,324
Pakistan	642,791	274,817	223,282
People’s Republic of China	43,686,062	19,618,279	19,945,616
Saudi Arabia	4,632,644	1,915,286	1,933,987
Taiwan	3,556,184	1,748,047	1,682,255
Other Asia and Middle East	5,481,825	2,823,183	2,356,664

Total Asia and Middle East	143,027,810	67,170,546	63,308,922
Australia and Oceania
Australia	5,639,508	2,694,777	2,588,939
New Zealand	772,749	372,818	380,219
Other Australia and Oceania	233,186	109,269	100,150

Total Australia and Oceania	6,645,443	3,176,864	3,068,762
Africa
South Africa	584,710	352,323	77,268
Other Africa	5,279,975	2,684,960	1,700,932

Total Africa	5,864,684	3,037,283	1,778,201
Unclassified imports(2)	738,634	356,586	324,655

Total	190,539,425	89,900,039	84,106,859

Source:    Bank Indonesia

P	Preliminary.
(1)	Data collected on a cost, insurance and freight basis.
(2)	Consists of goods procured in ports by carriers.

Balance of Payments

The following table sets forth the Republic’s balance of payments for the periods indicated.

Balance of Payments(1)

	Year Ended December 31,	Six Months Ended June 30,
	2018	2018	2019P
	(in millions of U.S. dollars)
Current account	(31,046)	(13,146)	(15,409)
Goods(2)	(439)	2,600	1,375
Total exports (f.o.b.)	180,725	88,114	81,292

Non-oil and gas exports	163,111	79,575	75,429
Oil and gas exports	17,614	8,539	5,864
Total imports (f.o.b.)	(181,164)	(85,514)	(79,918)

Non-oil and gas imports	(151,935)	(71,783)	(68,656)
Oil and gas imports	(29,229)	(13,731)	(11,262)
Services	(7,068)	(3,410)	(3,831)
Primary income	(30,435)	(15,413)	(16,841)
Secondary income	6,895	3,076	3,889
Capital account	97	60	5
Financial account	24,883	5,280	16,978

(i) Public sector	8,748	2,414	6,673
Portfolio investment	9,732	3,488	8,085

Assets	228	25	139
Liabilities	9,504	3,463	7,946
Other investment	(983)	(1,074)	(1,412)

Assets	0	0	0
Liabilities	(983)	(1,074)	(1,412)
Loans	(755)	(1,049)	(1,273)
Drawings	4,588	1,531	1,785
Repayments	(5,344)	(2,580)	(3,058)
Other liabilities	(228)	(25)	(139)
(ii) Private sector	16,134	2,866	10,306
Direct investment	13,422	7,094	10,659

Assets	(6,399)	(2,380)	(2,472)
Liabilities	19,821	9,475	13,132
Portfolio investment	(420)	(4,496)	1,789

Assets	(5,399)	(2,685)	(31)
Liabilities	4,980	(1,811)	1,821
Financial derivatives	34	72	84

Other investment	3,098	196	(2,227)

Assets	(9,370)	(4,726)	(6,751)
Liabilities	12,469	4,921	4,524
Errors and omissions	(1,065)	(357)	(1,133)

Overall balance	(7,131)	(8,163)	443

Reserves and related items	7,131	8,163	(443)

Memorandum(3)
Reserve asset position	120,654	119,839	123,823

Source:    Bank Indonesia

P	Preliminary.
(1)

Bank Indonesia uses (+) and (-) signs in its published data to follow BPM5 whereby (+) means inflow and (-) means outflow. In financial account, (+) denotes increase in liabilities or decrease in assets, while (-) represents increase in assets or decrease in liabilities. The table above has been adjusted to align with the formatting of this prospectus.

(2)	The calculation of export and import figures included in the balance of payments data compiled by Bank Indonesia differs in coverage and timing from the data on export/import trade compiled by BPS.
(3)

Presents the position of reserve assets at the end of period. A surplus/deficit in the overall balance of payments during a reporting period will increase/decrease the outstanding amount of reserve assets at the end of that period.

In 2018, the current account deficit increased to U.S.$31.0 billion or 3.0% of GDP compared to a U.S.$16.2 billion deficit or 1.6% of GDP in 2017. The higher deficit was mainly due to higher non-oil and gas imports, particularly imports of raw materials and capital goods reflecting robust economic activity in Indonesia, and lower exports of non-oil and gas goods. The increase in the deficit was also due to an increase in oil imports in line with the increase in average global oil prices and domestic fuel consumption.

Amid high uncertainty in the global financial markets, the capital and financial account recorded a significant surplus of U.S.$25.0 billion in 2018, mainly due to long-term capital inflows from foreign direct investments.

Indonesia’s overall balance of payments in 2018 recorded a deficit of U.S.$7.1 billion, which resulted in a decrease in international reserves from U.S.$130.2 billion as of December 31, 2017 to U.S.$120.7 billion as of December 31, 2018.

In the first six months of 2019, the current account deficit increased to U.S.$15.4 billion or 2.8% of GDP compared to a U.S.$13.1 billion deficit or 2.5% of GDP in the same period in 2018. This was primarily due to a higher trade deficit caused by a higher rate of decrease in exports compared to imports. Lower export growth was primarily due to lower trade volumes and weakening global commodity prices, especially lower global oil prices, and lower crude oil production.

The capital and financial account surplus was U.S.$17.0 billion in the first six months of 2019, primarily due to significant inflows in foreign direct investment and portfolio investment.

Indonesia’s overall balance of payments during the first six months in 2019 recorded a surplus of U.S.$ 0.4 billion, in line with the higher capital and financial account surplus. Consequently, official reserve assets were U.S.$123.8 billion as of June 30, 2019, an increase from U.S.$120.7 billion as of December 31, 2018.

Financial System

The Banking System

As of August 31, 2019, total banking assets were Rp8,401.4 trillion, consisting of commercial bank assets of Rp8,245.1 trillion and rural bank assets (including assets of sharia rural banks) of Rp156.3 trillion.

Islamic Financial System

One of the main challenges for Indonesia’s Sharia capital markets is the small number of companies that issue Sharia-compliant products such as Islamic bonds, or Sukuk. For example, of the 89 underwriters licensed by OJK as of August 30, 2019, only 28 were involved in issuances of Sukuk, and only 54 of the 97 investment managers (including one sharia investment manager fully managing Sharia funds) licensed by OJK.

As of August 31, 2019, assets of Sharia banks were Rp496.2 trillion, or 5.9% of Indonesia’s total banking assets.

Bank Indonesia

The following table sets forth the balance sheet of Bank Indonesia and was prepared in accordance with the Monetary and Financial Statistics Manual published by the IMF, as of the dates indicated.

Analytical Balance Sheet of Bank Indonesia

	As of December 31,	As of August 31,
	2018	2019P
	(in billions of Rupiah)
Base Money (M0)	1,069,554	1,021,863
Currency in Circulation(1)	749,167	720,227
Commercial Banks Demand Deposits at Bank Indonesia	319,653	301,434
Private sector Demand Deposits	734	203
Bank Indonesia Certificates (SBI)(2)	—	—
Factors Affecting Base Money (M0)	1,069,554	1,021,863
Net Foreign Assets	1,708,563	1,763,319
Claims on Non-Residents	1,829,782	1,879,067
Liabilities to Non-Resident	(121,219)	(115,749)
Claims on Other Depository Corporations	158	158
Liquidity Credits	56	56
Other Claims	102	102
Net claims on central Government	22,027	(40,911)
Claims on central Government	197,009	152,893
Liabilities to central Government	(174,982)	(193,804)
Claims on Other Sectors	10,410	10,362
Claims on Other Financial Institutions	—	—
Claims on Private Sectors	10,410	10,362
Open Market Operations(3)	(170,345)	(200,214)
Other Liabilities to Commercial & Rural Banks	(97,969)	(92,550)
Deposits included in Broad Money (M2)	—	—
Deposits excluded from Broad Money (M2)	(8)	—
Shares and Other Equity	(371,433)	(375,086)
Net Other items	(31,850)	(43,214)

Source:    Bank Indonesia

P	Preliminary.
(1)	Currency outside banks plus cash in vault.
(2)	SBI which is used to fulfill the secondary statutory reserve requirement of banks and accounted for as primary money supply components. Included in Base Money since October 2009.
(3)

Consists of total SBI after it is reduced by the SBI used to fulfill the secondary statutory reserve requirement of banks, and is accounted for as a primary money supply component (see footnote 2). Open market operations instruments include: Syariah SBI, Third Party Syariah SBI, Bank Indonesia Facility, Fine Tune Operation, Government Bonds, State Syariah Negotiable Paper, and Reserve Reverse Repo Government Bonds.

Banks and Other Financial Institutions

The following table sets forth the total number of financial institutions in operation and their share of total assets of the financial system as of the date indicated.

Indonesian Financial Institutions as of August 31, 2019

	Number of institutions		Assets*		Percentage of total assets
			(in trillions of Rupiah)		(%)
Banking:
Commercial banks	111		8,245.1		73.4
Rural credit banks(1)	1,744		156.3		1.4

Total banking	1,855		8,401.4		74.8

Insurance:
Life insurance	60		578.7		5.2
General insurance & Reinsurance	86		186.5		1.7
Social insurance(2)	5		569.0		5.1

Total insurance	151		1,334.2		11.9

Pension funds:
Financial institution pension funds	26		93.9		0.8
Employer pension funds	203		193.4		1.7

Total pension funds	229		287.3		2.6

Finance companies(3)	183		514.1		4.6
Venture capital companies	61		16.1		0.1
Securities companies	124	(4)	56.9	(5)	0.5
Mutual funds (collective investment schemes, not institutions)	2,184		538.1		4.8
Credit guarantee companies	22		21.1		0.2
Pawn shops	77		58.1		0.5

Total	4,886		11,227.3		100.0

Sources:    OJK

*	Unaudited.
(1)	Including sharia rural banks.
(2)	Social insurance encompasses traffic and public transportation, health social security programs, worker social security programs and insurance for civil servants and the armed forces.
(3)	Finance companies provide financing for leasing, factoring, consumer finance and credit cards.
(4)	Includes 19 securities companies that are not members of a securities exchange but act as broker-dealers.
(5)	Only assets of securities companies as members of a securities exchange.

Bank Assets and Liabilities

The following table sets forth the consolidated balance sheets of the commercial banks as of the dates indicated.

Consolidated Balance Sheet of Commercial Banks

	As of December 31,	As of August 31,
	2018	2019P
	(in trillions of Rupiah)
Assets
Loans	5,358.0	5,525.8
Interbank Assets	221.0	247.9
Placements at Bank Indonesia	767.1	670.5
Securities (including Government Bonds)	941.9	1,054.2
Equity Participation	43.5	47.6
Other Claims	293.4	280.8
Others	443.3	418.3

Total Assets	8,068.3	8,245.1

Liabilities
Third Party Funds	5,630.5	5,811.6
Liabilities owed to Bank Indonesia	2.8	0.6
Interbank Liabilities	192.5	181.9
Securities	115.1	128.6
Borrowing	296.7	296.9
Other Liabilities	206.5	133.3
Guarantee Deposits	4.6	4.0
Others	485.4	491.1
Capital:
Paid in Capital	209.3	210.4
Reserves	68.3	75.2
Current Earnings/Loss	150.0	104.2
Retained Earnings/Loss	542.9	619.4
Estimates of Additional Paid in Capital	114.5	140.5
Others	49.2	47.4

Total Liabilities	8,068.3	8,245.1

Source:     OJK.

P	Preliminary.

The following table shows the average capital adequacy ratio of the banking system as of the dates indicated:

Average Capital Adequacy Ratios

	As of December 31,	As of August 31,
	2018	2019P
	(percentages)
CAR	22.9	23.9

Source:    OJK

P	Preliminary.

Non-Performing Loans

The following table shows the gross NPL ratios as of the dates indicated.

Non-Performing Loans Ratios

	As of December 31,	As of August 31,
	2018	2019P
	(percentages)
Gross NPL ratios	2.4	2.6

Source:    OJK

P	Preliminary.

Capital Markets and Capital Markets Regulation

The following table sets forth key indicators regarding the Indonesian Stock Exchange (Bursa Efek Indonesia or IDX) and any securities traded on the IDX as of September 30, 2019.

Indonesian Stock Exchange

IDX
Market capitalization (in trillions of Rupiah)	7,090.4
Listed shares (in billions of shares)	5,591.9
Average daily transaction value (in billions of Rupiah)(1)	8,190.5
Average daily transaction volume (in millions of shares)(1)	14,622.4

Source:     IDX

(1)	For the nine months ended September 30, 2019.

The Jakarta Islamic Index, or JII is a stock market index established on the Indonesian Stock Exchange. The JII was launched in 2000 and consists of the 30 largest Sharia-compliant listings by market capitalization and average liquidity in the regular market. As of September 30, 2019, the market capitalization of the JII was Rp2,124.2 trillion.

The IDX launched the Indonesia Sharia Stock Index, or ISSI on May 12, 2011. The ISSI comprised of 412 Sharia stocks which are listed on the IDX as of September 30, 2019. As of September 30, 2019, the market capitalization of the ISSI was Rp3,794.2 trillion.

Monetary Policy

In December 2018 to June 2019, Bank Indonesia maintained the Bank Indonesia 7-Day Reverse Repo Rate at 6.00%, while also maintaining the Deposit Facility and Lending Facility rates at 5.25% and 6.75%, respectively. Seeking to ensure adequate liquidity in the banking industry in order to finance economic activity, in June 2019, Bank Indonesia lowered the Rupiah reserve requirement for conventional and Islamic banks by 50bps to 6.0% and 4.5% respectively, with the average reserve requirements remaining at 3.0%, effective from July 1, 2019. The decision is consistent with ongoing efforts to reduce the current account deficit to a manageable threshold and maintain the attractiveness of domestic financial assets. Bank Indonesia also implemented monetary operations strategies to maintain adequate liquidity in the Rupiah money market and foreign exchange market in order to support monetary and financial system stability. To ensure adequate liquidity is available in the banking system, Bank Indonesia instituted accommodative macroprudential policies by holding the countercyclical capital buffer at 0%, the Macroprudential Liquidity Buffer at 4% with flexible repos at 4% and the Macroprudential Intermediation Ratio in the 84-94% range.

In July 2019, Bank Indonesia lowered the Bank Indonesia 7-day Reverse Repo Rate by 25 bps to 5.75%, Deposit Facility rates were lowered by 25 bps to 5.00% and Lending Facility rates were lowered by 25 bps to 6.50%. In August 2019, Bank Indonesia lowered the Bank Indonesia 7-day Reverse Repo Rate by 25 bps to 5.50%, Deposit Facility rates were lowered by 25 bps to 4.75% and Lending Facility rates were lowered by 25 bps to 6.25%. This decision is consistent with low inflation projected below the midpoint of the target corridor, attractive returns on domestic financial investment assets that support external stability, as well as a pre-emptive measure to safeguard future economic growth momentum against the impact of global economic moderation. The Bank Indonesia monetary operations strategy remained oriented towards ensuring adequate liquidity and increasing money market efficiency, thus strengthening the transmission of accommodative monetary policy.

In September 2019, Bank Indonesia lowered the Bank Indonesia 7-day Reverse Repo Rate by 25 bps to 5.25%, Deposit Facility rates were lowered by 25 bps to 4.50% and Lending Facility rates were lowered by 25 bps to 6.00%. This decision is consistent with low inflation projected below the midpoint of the target corridor, attractive returns on domestic financial investment assets and as a pre-emptive measure to stimulate domestic economic growth momentum against a backdrop of global economic moderation. To strengthen the policy mix in terms of building economic growth momentum, Bank Indonesia relaxed macroprudential policy in order to increase bank lending capacity and catalyse demand for new loans. Bank Indonesia also refined Macroprudential Intermediation Ratio (MIR)/Sharia MIR by expanding the loan/financing components received by the banks as a source of funds when calculating the MIR/Sharia MIR. Effective December 2, 2019, Bank Indonesia adjusted macroprudential policy in the property and automotive sectors by: (i) relaxing the loan-to-value ratio for property loans and the financing-to-value ratio for property financing; (ii) providing an additional incentive on the loan-to-value ratio for green property loans and the financing-to-value ratio for green property financing; (iii) relaxing down payments on automotive loans or financing; and (iv) providing additional incentive on down payments on green automotive loans.

Money Supply

Bank Indonesia tracks several different measures of money supply. Base money includes currency (bank notes and coins in circulation) and demand deposits of commercial banks and private sector at Bank Indonesia. Narrow money consists of currency outside the bank system plus Rupiah-denominated demand deposits in commercial banks. Broad Money consists of Narrow Money, securities other than shares, plus quasi-money, which includes time deposits, savings deposits, and demand deposits in foreign currencies.

The following table sets forth the money supply as of the periods indicated.

Money Supply

		Money
End of period	Base money	Currency	Demand deposits	TotalM1	Quasi- money	Securities other than shares	TotalM2
		(in billions of Rupiah)
2018	1,069,554	625,370	831,779	1,457,150	4,282,364	20,533	5,760,046
2019P	1,021,863	622,452	853,092	1,475,544	4,435,064	23,953	5,934,562

Source:    Bank Indonesia

P	Preliminary. As of August 31, 2019.
M1	Narrow Money.
M2	Broad Money.

	Factors affecting money supply
End of period	Foreign assets (net)	Claims on central Government (net) (1)	Claims on business sectors	Other items (net)(2)
	(in billions of Rupiah)
2014	1,105,783	416,608	3,488,677	49,733
2015	1,176,638	491,127	3,822,128	57,313
2016	1,298,938	519,065	4,115,821	79,272
2017	1,541,838	488,862	4,412,719	160,930
2018	1,442,602	472,729	4,868,594	184,424
2019P	1,526,015	429,160	4,992,303	218,613

Source:    Bank Indonesia

P	Preliminary. As of August 31, 2019.
(1)	Claims on the Government are Rupiah-denominated claims which are included net of the Government’s deposits with the banking system.
(2)	Includes capital accounts, SDR allocations and inter-system accounts.

As of December 31, 2018, Broad Money grew by 6.3% compared to 8.3% growth as of the end of the previous year, resulting from slower growth in Narrow Money. Narrow Money growth decreased to 4.8% compared to 12.4% as of the end of the previous year due to a slower growth in Rupiah demand deposits and currency outside the bank. Quasi-money growth was stable at 6.8%, as slower growth of time deposits and savings deposits were compensated by increased growth of foreign currency demand deposits.

As of August 31, 2019, Broad Money grew by 7.3% compared to 5.9% growth as of August 31, 2018, due to accelerated growth in Quasi-money. Quasi-money increased to 7.4% compared to the 5.2% in the same period in the previous year, due to a faster growth in Rupiah time deposits. Narrow Money growth decreased to 6.6% compared to the 8.6% in the same period in the previous year, mainly due to slower growth of currency outside commercial and rural banks.

Government Budget

Fiscal Policy

The following table sets forth Government revenues and expenditures for the periods indicated.

Government Revenues and Expenditures

	Year Ended December 31,		Eight Months Ended August 31,
	2018L	2019B	2018	2019P
	(in trillions of Rupiah)
Revenues and grants:
Domestic revenues
Tax revenues	1,518.8	1,786.4	907.5	920.2
Non-tax revenue	409.3	378.3	240.3	268.2
Total domestic revenues	1,928.1	2,164.7	1,147.8	1,188.3
Grants	15.6	0.4	5.0	1.0

Total revenues and grants	1,943.7	2,165.1	1,152.9	1,189.3

Expenditures:
Central government expenditures	1,455.3	1,634.3	802.1	857.7
Transfer to regions and rural fund	757.8	826.8	501.3	530.6
Total central and transfer expenditures	2,213.1	2,461.1	1,303.4	1,388.3

Total expenditures	2,213.1	2,461.1	1,303.4	1,388.3

Primary balance(1)	(11.5)	(20.1)	11.7	(26.6)
Surplus/(deficit)	(269.4)	(296.0)	(150.5)	(199.1)

Financing:(2)
Debt Financing	372.0	359.3	276.2	284.8
Investment Financing	(61.1)	(75.9)	(10.4)	(5.1)
On-Lending	(4.3)	(2.4)	1.6	0.6
Government Guarantee	(1.1)	—	0.0	—
Other Financing	0.2	15.0	0.1	0.0

Total Financing	305.7	296.0	267.5	280.3

Source:    Ministry of Finance

L	LKPP (Government Financial Report/Audited).
P	Preliminary.
B	Budget.
(1)	Primary balance represents revenues minus expenditures excluding interest expenditures.
(2)

In 2018, total financing of Rp305.7 trillion exceeded the 2018 deficit of Rp269.4 trillion and the Government added the difference of Rp36.2 trillion to its reserves. In the first eight months of 2019, total financing was Rp280.3 trillion.

2020 Budget

On September 24, 2019, the House of Representatives of the Republic of Indonesia approved the 2020 Budget bill, which is currently awaiting the signature of the President to become effective as law. If the President fails to sign the 2020 Budget bill by October 24, 2019 (30 days following the approval of the bill), the 2020 Budget bill will become law and must be promulgated. The 2020 Budget bill will then be signed by the Minister of Law and Human Rights and promulgated by registering the bill in the State Gazette.

The 2020 Budget policy is directed at accelerating competitiveness through innovation and strengthening the quality of human resources. The 2020 Budget is expected to be an instrument of government policy to achieve the vision of becoming a developed, independent, prosperous, and fair country while still being aware of various challenges, including global uncertainty, demographic changes, and massive economic transformation.

The key macroeconomic assumptions for 2020 underlying the 2020 Budget are as follows:

•	an economic growth rate of 5.3%;

•	an inflation rate of 3.1%;

•	three-month Indonesian treasury bills yield of 5.4%;

•	an exchange rate of Rp14,400 to U.S.$1.00;

•	an ICP of U.S.$63 per barrel;

•	an oil production by the Republic of 755 thousand barrels of oil per day; and

•	gas production by the Republic of 1.191 million barrels of oil equivalent of gas per day.

Tax revenues under the 2020 Budget are targeted at Rp1,865.7 trillion, or an increase of 4.4% from the 2019 Budget target, which results in a tax revenue to GDP ratio of approximately 11.6%. The taxation policies for 2020 include increasing the tax compliance, improving service quality, counseling and supervision through strengthening IT systems and tax administration, implementing the Automatic Exchange of Information program, broadening the range of goods subject to excise tax, and adjusting the excise duty rates on tobacco. Non-tax revenue under the 2020 Budget is targeted at Rp367.0 trillion, or a decrease of 3.0% from the 2019 Budget target. The non-tax revenue policies for 2020 aim to continue to make various efforts to improve regulations, create fair and flexible tariff arrangements, strengthening supervision and inspection, optimizing the management of state assets and efficiency in the natural resources sector, as well as improving services and quality of public services in compliance with Law No. 9 of 2018 on Non-Tax State Revenue, which is the new benchmark for the improvement of governance and higher accountability in managing non-tax sources of Government revenues.

Total expenditures under the 2020 Budget are estimated at Rp2,540.4 trillion, or an 3.2% increase from the Rp2,461.1 trillion in the 2019 Budget, comprising Rp1,683.5 trillion in central Government expenditures and Rp856.9 trillion in transfer to regions and rural funds. Allocations in the 2020 Budget include (i) Rp508.1 trillion for education, (ii) Rp423.3 trillion for infrastructure development, (iii) Rp372.5 trillion for social protection programs, including programs for social assistance, village funding, subsidies and support for the development of small and medium enterprises and cooperatives, and (iv) Rp132.2 trillion for health.

The 2020 Budget projects a deficit of Rp307.2 trillion or 1.76% of projected 2020 GDP. This projected deficit is 3.8% higher than the projected deficit of Rp296.0 trillion or 1.84% of projected 2019 GDP in the 2019 Budget. The Government expects to fund the deficit from debt financing.

Government Finances

The following table sets forth information regarding the revenues and expenditures of the Government for the periods indicated.

Government Revenues.

The following table sets forth Government revenues by category for the periods indicated.

Government Revenues

	Year Ended December 31,	Eight Months Ended August 31,
	2018L	2018	2019P
	(in trillions of Rupiah)
Domestic revenues:
Tax revenues:
Domestic tax
Income tax:
Oil and gas	64.7	42.0	39.4
Non-oil and gas	685.3	437.4	454.8
Total income tax	750.0	479.5	494.2
Value added tax (VAT)	537.3	307.6	288.0
Land and building tax	19.4	7.5	14.7
Excises	159.6	78.6	93.1
Other taxes	6.6	4.9	4.3
Total domestic taxes	1,472.9	878.0	894.3
International trade taxes:
Import duties	39.1	25.1	23.8
Export tax	6.8	4.4	2.0
Total international trade taxes	45.9	29.5	25.9

Total tax revenues	1,518.8	907.5	920.2

Non-tax revenues:
Natural resources:
Oil	101.5	83.8	61.1
Gas	41.3	0	17.2
Total oil and gas	142.8	83.8	78.4
General mining	30.3	19.9	17.0
Forestry	4.8	2.8	3.1
Fishery	0.4	0.3	0.3
Geothermal	2.3	0.7	1.0
Total non-oil and gas	37.8	23.6	21.5
Total natural resources	180.6	107.4	99.8
Profit transfer from SOEs	45.1	39.8	72.5
Other non-tax revenues	128.6	62.8	67.7
Public Service Agency (BLU) Income(1)	55.1	30.3	28.2

Total non-tax revenues	409.3	240.3	268.2

Total domestic revenues	1,928.1	1,147.8	1,188.3

Grants	15.6	5.0	1.0

Total revenues and grants	1,943.7	1,152.9	1,189.3

Source:    Ministry of Finance

L	LKPP (Government Financial Report/Audited).
P	Preliminary.
(1)

Includes Government’s share of Bank Indonesia’s profits representing amounts in excess of Bank Indonesia’s capital ratio requirements, which excess amounts are transferred to the central Government to be used for repayments of certain central Government obligations to Bank Indonesia.

Sources of Government Revenues.

Government revenues increased by 16.6% from Rp1,666.4 trillion in 2017 to Rp1,943.7 trillion in 2018, primarily driven by an increase in tax revenues. Total tax revenues increased by 13.0% from Rp1,343.5 trillion in 2017 to Rp1,518.8 trillion in 2018, mainly driven by an increase in non oil-gas income taxes and value added tax. Total non-tax revenues increased by 31.5% from Rp311.2 trillion in 2017 to Rp409.3 trillion in 2018. This was primarily due to higher other non tax revenues from line ministries. Total natural resources revenues increased by 62.6% from Rp111.1 trillion in 2017 to Rp180.6 trillion in 2018 mainly due to a higher crude palm oil price and weaker Rupiah exchange rate.

Government revenues increased by 3.2% from Rp1,152.9 trillion in the first eight months of 2018 to Rp1,189.3 trillion in the same period in 2019, primarily driven by an increase in non-tax revenues. Total non-tax revenues increased by 11.6% from Rp240.3 trillion in the first eight months of 2018 to Rp268.2 trillion in the same period in 2019. This was primarily due to higher profit transfers from SOE’s. Total natural resources revenues decreased by 7.1% from Rp107.4 trillion in the first eight months of 2018 to Rp99.8 trillion in the same period in 2019 mainly due to lower oil lifting. Total tax revenues increased by 1.4% from Rp907.5 trillion in the first eight months of 2018 to Rp920.2 trillion in the same period in 2019, mainly driven by an increase in excise taxes and income taxes.

Government Expenditures.

The following table sets forth the expenditures of the Government for the periods indicated.

Government Expenditures

	Year Ended December 31,	Eight Months Ended August 31,
	2018L	2018	2019P
	(in trillions of Rupiah)
Central Government expenditures:
Personnel expenditures	346.9	239.7	264.6
Good and services expenditures	347.5	163.6	173.7
Capital expenditures	184.1	70.7	63.0
Interest payments:
Domestic debt	238.4	151.5	159.3
Foreign debt	19.5	10.7	13.1
Total interest payments	258.0	162.3	172.4
Subsidies:
Energy subsidies	153.5	80.6	75.4
Non-energy subsidies	63.4	25.0	28.0
Total subsidies	216.9	105.6	103.4
Grant expenditures	1.5	0.1	0.1
Social assistance(1)	84.3	58.5	78.7
Other expenditures	16.2	1.7	1.8

Total central Government expenditures	1,455.3	802.1	857.7

Transfers to Regions and Rural Fund
Transfer to Regions
Balanced funds:
General transfer funds:
Revenue sharing funds	93.7	45.8	63.1
General allocation funds	401.5	300.8	313.3
Total general transfer funds	495.2	346.5	376.4
Specific allocation funds:
Physical special allocation fund	58.1	28.5	17.8
Non-physical special allocation fund(2)	115.3	75.3	80.5
Total specific allocation funds	173.4	103.8	98.2
Total balanced funds	668.6	450.4	474.6
Regional incentive fund(3)	8.2	5.4	6.5
Specific autonomy funds(4)	20.1	8.5	6.3
Specific Fund for Special Region of Yogyakarta(5)	1.0	0.8	1.0
Total Transfer to Regions	697.9	465.1	488.4
Rural Fund	59.9	36.2	42.2

Total transfers to regions and Rural Fund	757.8	501.3	530.6

Suspend(6)	—	—	—

Total Government expenditures	2,213.1	1,303.4	1,388.3

Source:    Ministry of Finance

L	LKPP (Government Financial Report/Audited).
P	Preliminary.
(1)	Consists of Social Assistance from Ministries/Agencies Spending and Social Assistance for Disaster Relief.
(2)	Included under “Others” before FY 2016 except the regional incentive fund.
(3)	Included under “Others” before FY 2016.
(4)	Consists of specific autonomy fund and additional specific infrastructure autonomy fund for Papua and West Papua Provinces.
(5)

Starting from FY 2013, Government allocates a specific fund for Yogyakarta’s privilege in other expenditures. In FY 2014, this fund was allocated in specific autonomy and adjustment funds as part of transfer to regions.

(6)

Realized expenditures calculated by the Ministry of Finance differed from the figures calculated by line ministries and such discrepancies have been subtracted and added, respectively, to totals for such years after the fiscal year is over. “Suspend” is not reported in the current year.

Fuel Prices and Subsidies.

The table below sets forth the amount of subsidies for the periods indicated.

	Year Ended December 31,	Eight Months Ended August 31,
	2018L	2018	2019P
	(in trillions of Rupiah)
Subsidies:
Energy subsidies	153.5	80.6	75.4
Non-energy subsidies	63.4	25.0	28.0

Total subsidies	216.9	105.6	103.4

Source: Ministry of Finance

L	LKPP (Government Financial Report/Audited).
P	Preliminary.

The table below sets forth certain Government budget expenditures for priority sectors for the periods indicated.

	Year Ended December 31,
	2014	2015	2016	2017	2018	2019
	(in trillions of Rupiah)
Education	353.4	390.3	370.8	406.0	435.0	492.5
Infrastructure	154.7	256.1	269.1	379.4	410.7	415.0
Energy Subsidy	341.8	119.1	106.8	97.6	163.5	160.0
Health	59.7	69.3	92.8	92.2	107.4	123.1

Source:    Ministry of Finance.

Deficit Financing.

The following table sets forth, by amount, information on deficit financing for the periods indicated.

Deficit Financing(1)

	Year Ended December 31,	Eight Months Ended August 31,
	2018L	2018	2019P
	(in trillions of Rupiah)
Debt financing
Government securities (net)	358.4	270.5	290.7
Loans
Domestic loans (net)	1.4	0.5	0.4
Foreign loans:
Gross drawings:
Program loan	50.7	34.2	29.7
Project loan	33.9	12.4	13.2
Total gross drawing	84.6	46.6	42.9
Amortization	(77.7)	(41.4)	(49.3)
Total foreign loan (net)	6.9	5.2	(6.4)
Total loans (net)	8.3	5.7	(6.0)

Total debt financing	366.7	276.2	284.8

Investment financing
Investment to SOEs	(3.6)	(3.6)	0.0
Investment to other institutions	(2.5)	0.0	(2.5)
Investment to public service agencies	(52.7)	(6.6)	(2.6)
Investment in financial organizations/institutions	(2.3)	(0.3)	0.0
Revenue of investment	—	—	—

Total investment financing	(61.1)	(10.4)	-5.1

Lending	—	—	—
On-lending to SOEs/local government/institutions/other agencies:	(4.3)	1.6	0.6

Lending reserves	—	—	—

Total lending	(4.3)	1.6	0.6

Mandatory guarantee	(1.1)	—	—

Other financing	0.2	0.1	0.0

Total financing (net)	300.4	267.5	280.3

Source: Ministry of Finance

L	LKPP (Government Financial Report/Audited).
P	Preliminary.
B	Budget.
(1)	As of FY 2017, the deficit financing line items have been reclassified and the data previously reported has been restated across the periods shown.

Government Expenditures.

Total Government expenditures increased by 6.5% from Rp1,303.4 trillion in the first eight months of 2018 to Rp1,388.3 trillion in the same period in 2019. Total central Government expenditures increased by 6.9% from Rp802.1 trillion in the first eight months of 2018 to Rp857.7 trillion in the same period in 2019, primarily due to increases in personnel expenditures and social assistance expenditures resulting primarily from the implementation of social assistance programs. Total transfers to regions and rural fund increased by 5.8% from Rp501.3 trillion in the first eight months of 2018 to Rp530.6 trillion in the same period in 2019, primarily due to higher general transfer funds realization.

Public Debt

As of August 31, 2019, total public debt of the central Government was U.S.$328.7 billion, 17.1% of which consisted of loans and 82.9% of which consisted of securities, including domestic and foreign issuances of bonds and Sukuk.

External Public Debt of the Republic

The following table sets forth information on the outstanding external public debt of the Republic in terms of creditor type as of the dates indicated.

Outstanding External Public Debt of the Republic by Source(1)

	As of December 31,	As of August 31,
	2018	2019P
	(in billions of U.S. dollars)
Concessional Loans:
Multilateral creditors	29.4	30.6
Bilateral creditors	22.9	22.2
Semi-concessional Loans:
Export agency creditors	—	—
Commercial(2)	75.8	76.4

Total	128.0	129.2

Total external public debt of the Republic, as a percentage of GDP for the period indicated(3)	12.5%	11.7%

Source:    Ministry of Finance

P	Preliminary.
(1)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.
(2)	Includes securities (bonds and Sukuk) issued in international capital markets and commercial bank borrowings.
(3)	In calculating as a percentage of GDP, GDP in U.S. dollars has been converted from Rupiah into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

The total outstanding external public debt of the Republic as of August 31, 2019 was U.S.$129.2 billion.

The following table sets forth the outstanding amounts of international development assistance received by the Republic as of the dates indicated.

International Development Assistance(1)(2)

	As of December 31,	As of August 31,
	2018	2019P
	(in millions of U.S. dollars)
Bilateral loans	23,107.3	22,221.9
Multilateral loans:
International Monetary Fund	—	—
World Bank Group	18,295.8	18,979.3
Asian Development Bank	9,787.9	10,161.7
Islamic Development Bank	988.1	1,112.3
Nordic Investment Bank	10.2	9.5
European Investment Bank	9.9	6.7
International Fund for Agricultural Development	183.2	176.1
Asian Infrastructure Investment Bank	73.6	117.3
Multilateral Investment Guarantee Agency	—	—
Total multilateral loans	29,348.7	30,563.0

Total loans	52,456.0	52,784.9

Source:    Ministry of Finance

P	Preliminary.
(1)	The term international development assistance includes any concessionary loans provided by international financial institutions or foreign governments, excluding grants.
(2)	Foreign currency values of international development assistance have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

The following table sets forth the external public debt of the Republic by currency as of the dates indicated.

Outstanding External Public Debt of the Republic by Major Currency

	As of December 31,		As of August 31,
	2018		2019P
	(in millions of original currency)	(in millions of U.S. dollars(1))	(in millions of original currency)	(in millions of U.S. dollars(1))
U.S. dollars	93,701.9	93,701.9	93,034.8	93,034.8
Japanese yen	1,976,031.9	17,891.6	2,085,457.7	19,577.2
Euros	11,937.4	13,651.0	12,463.2	13,771.2
SDR	1,246.4	1,733.4	1,113.0	1,524.6
British pounds	76.6	97.2	61.4	74.8
Others	Multiple currencies	1,192.1	Multiple currencies	1,193.0

Total	N/A	128,267.1	N/A	129,175.6

Source:    Ministry of Finance

P	Preliminary.
(1)	Calculated based on the applicable BI middle exchange rates as of the date indicated for each column.

The following table sets forth the external debt service requirements of the central government for the years indicated.

External Debt Service Requirements of the Central Government(1)

Period	Principal repayment	Interest repayment	Total
	(in billions of U.S. dollars)
2018	8.4	4.7	13.2
2019*	10.5	4.6	15.2
2020**	9.3	4.5	13.8
2021**	10.8	4.2	15.0
2022**	11.9	3.9	15.8

Source:    Ministry of Finance

(1)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of December 31, 2018.
*

Calculated based on (i) actual principal and interest payments made from January 1, 2019 to August 31, 2019 and (ii) projected principal and interest payments to be made from September 1, 2019 to December 31, 2019 based on external debt outstanding as of August 31, 2019.

**	Projected based on external debt outstanding as of August 31, 2019.

External Debt of Bank Indonesia

The following table sets forth the outstanding multilateral and commercial external debt of Bank Indonesia by type of credit as of the dates indicated.

Outstanding Multilateral and Commercial External Debt of Bank Indonesia(1)

	As of December 31,	As of August 31,
	2018	2019P
	(in millions of U.S. dollars)
Multilateral	2,754	2,713
Commercial(2)	0	0

Total	2,754	2,713

Source:    Bank Indonesia

P	Preliminary.
(1)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.
(2)	Includes bonds issued in international capital markets and commercial bank borrowings but excludes SBI owned by non-residents, currencies and deposits and other liabilities.

The following table sets forth the external debt service requirements of Bank Indonesia for the years indicated.

External Debt Service Requirements of Bank Indonesia

Period	Principal repayment	Interest repayment	Total
	(in millions of U.S. dollars)
2015	32.6	2.9	35.5
2016	48.3	4.2	52.5
2017	144.9	13.4	158.3
2018	0.0	11.1	11.1
2019*(1)	0.0	29.2	29.2

Source:    Bank Indonesia

*	Projected based on external debt outstanding as of August 31, 2019.
(1)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rate as of August 31, 2019.

External Debt of State-Owned-Enterprises

The following table sets forth the outstanding direct external debt of SOEs as of the dates indicated.

Outstanding Direct External Debt of State-Owned-Enterprises(1)

	As of December 31,	As of August 31,
	2018	2019P
	(in millions of U.S. dollars)
Financial institutions:
Bank	6,924	7,579
Non-bank	3,865	3,977

Total financial institutions	10,789	11,556
Non-financial institutions	34,724	39,513

Total	45,513	51,069

Source:    Bank Indonesia

P	Preliminary.
(1)	Foreign currency values of outstanding direct external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

Domestic Public Debt of the Central Government

The following table sets forth the outstanding domestic public debt of the central Government as of the dates indicated.

Domestic Public Debt of the Central Government

	As of December 31,	As of August 31,
	2018	2019P
	(in trillions of Rupiah)
Total domestic public debt(1)	2,608.2	2,841.1

Source:    Ministry of Finance

P	Preliminary.
(1)	Excludes SBI, which are obligations of Bank Indonesia and not of the Government. See “— Financial System — Bank Indonesia.”

Domestic Debt Service Requirements of the Central Government

The following table sets forth the debt service requirements for the central Government for the years indicated.

Direct Domestic Debt Service Requirements of the Central Government

Period	Principal repayment and redemption	Interest repayment	Total
	(in trillions of Rupiah)
2018	374.9	177.1	552.1
2019*	397.1	204.8	602.0
2020**	229.6	202.1	431.7
2021**	253.0	187.7	440.7
2022**	184.4	167.4	351.8

Source:    Ministry of Finance

*

Calculated based on (i) actual principal and interest payments made from January 1, 2019 to August 31, 2019 and (ii) projected principal and interest payments to be made from September 1, 2019 to December 31, 2019 based on domestic debt outstanding as of August 31, 2019.

**	Projected based on domestic debt outstanding as of August 31, 2019.

Contingent Liabilities from Government Guarantees

As of June 30, 2019, the Government had accumulated Rp4.4 trillion in the guarantee reserve fund account.

The guarantee that the Government has provided to infrastructure projects includes:

•

Full default risk guarantees relating to the PT PLN loans for the construction of coal power plants with aggregate capacity of 10,000 MW and the associated transmission lines (Fast Track I program). Outstanding guarantees for this program amount to Rp26.3 trillion;

•

Partial default risk guarantees for local government-owned water companies’ loans in connection with the Millennium Development Goals in water provision. Outstanding guarantees for this program amount to Rp113.2 billion;

•

Business viability guarantees to independent power producers on the ability of PT PLN to fulfill its financial obligations based on Power Purchase Agreements related to Fast Track II program. Guarantee exposure for this program amounts to Rp87 trillion;

•

Co-guarantee scheme between the Government and the Indonesia Infrastructure Guarantee Fund (“IIGF”) to guarantee PPP projects such as power plant projects (Central Java steam power plant) and several section of toll road projects (Jakarta Cikampek II Elevated, Cileunyi — Sumedang — Dawunan, Krian — Legundi — Bunder — Manyar, Serang — Panimbang, Probolinggo — Banyuwangi, and Jakarta Cikampek II Selatan). Guarantee exposure for this program amounts to Rp44.5 trillion;

•	Full default risk guarantees relating to PT Hutama Karya loans and bonds for the construction of Sumatera Toll Roads. Outstanding guarantees for this program amount to Rp17.9 trillion;

•

Guarantee for infrastructure financing through direct loans from International Financial Institutions to SOEs to finance infrastructure projects. Outstanding guarantees for this program amount to Rp19.4 trillion;

•

Full default risk guarantee relating to the PT Kereta Api Indonesia (Persero) loans for construction of Light Rail Transit Jakarta-Bogor-Depok-Bekasi. Outstanding guarantees for this program amounts to Rp954.5 billion; and

•	Guarantee for local infrastructure financing through PT SMI. Outstanding guarantees for this program amount to Rp2.7 trillion; and

•	Full default risk guarantees relating to the PT PLN loans for the construction of electricity infrastructure (35 GW program). Outstanding guarantees for this program amount to Rp889 billion.

As of June 30, 2019, no claims from the foregoing guarantees have arisen.

Foreign Exchange and Reserves

Exchange Rates

From 1978 to 1997, Indonesia maintained a managed floating exchange rate system under which the Rupiah was linked to a basket of currencies, the composition of which was based on Indonesia’s main trading partners. Indonesia has adopted a free floating exchange rate system since August 1997, under which market forces determine the exchange rate for the Rupiah. See “— Monetary Policy.”

The following table sets forth information on exchange rates between the Rupiah and the U.S. dollar for the periods indicated.

Exchange Rates

	Rupiah per U.S. dollar
	End of Period	Average
2014	12,385	11,876
2015	13,785	13,392
2016	13,473	13,305
2017	13,568	13,385
2018	14,380	14,246
2019(1)	14,195	14,165

Source:    Bank Indonesia

(1)	As of September 30, 2019.

By the end of the first nine months in 2019, the Rupiah appreciated by 5.0% from Rp14,902 per U.S. dollar as of September 28, 2018 to Rp14,195 per U.S. dollar as of September 30, 2019. On average, the Rupiah appreciated by 0.8% from Rp14,048 per U.S. dollar as of September 28, 2018 to Rp14,165 per U.S. dollar as of September 30, 2019. The appreciation was in line with prevailing trends for most other global currencies against the U.S. dollar.

International Reserves

The following table sets forth the Republic’s total official international reserves, expressed in (i) U.S. dollar equivalents and (ii) the number of months of imports and Government external debt repayments, in each case at the end of the periods indicated. These reserves consist of foreign exchange, gold, SDRs and a reserve position with the IMF. Indonesia complies with the IMF’s Special Data Dissemination Standard requirement on international reserves and foreign exchange currency liquidity.

Official International Reserves of the Republic(1)

	As of December 31,	As of September 30,
	2018	2019P
	(in millions of U.S. dollars, except for months)
Gold	3,230	3,762
SDRs	1,533	1,522
Reserve position with the IMF	1,096	1,075
Foreign exchange and others	114,776	117,973

Total	120,654	124,332

Total as number of months of imports and Government external debt repayments	6.5	7.0

Source:    Bank Indonesia

P	Preliminary.
(1)	Converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

As of December 31, 2018, foreign reserves decreased to U.S.$120.7 billion, equivalent to 6.5 months of import coverage and government external debt service requirements. In addition, the coverage ratio is in excess of the recommended international adequacy ratio of 3.0 months of import coverage.

As of September 30, 2019, foreign reserves increased to U.S.$124.3 billion which is equal to 7.0 months of import coverage and government external debt service requirements. In addition, the coverage ratio is in excess of the recommended international adequacy ratio of 3.0 months of import coverage.

Debt-to-GDP Ratios

The following table sets forth the central government’s debt-to-GDP ratio and debt service to GDP ratio as of the dates indicated. Under the State Finances Law No. 17 of 2003, the Republic’s debt-to-GDP ratio must remain below 60%.

Debt-to-GDP Ratios

	As of December 31,	As of August 31,
	2018L	2019P
	(percentages, unless indicated otherwise)
Debt-to-GDP ratio	29.8	29.8
Debt service to GDP ratio	5.1	3.9
Total public debt of the central Government (in billions of U.S.$)(1)	308.1	328.7
—% in Loans	18.1	17.1
—% in Bonds	81.9	82.9

Source:    Ministry of Finance, Bank Indonesia

(1)	Outstanding foreign currency debt was converted to U.S. dollars using the BI middle exchange rate as of each period indicated in the table.
L	LKPP (Audited).
P	Preliminary.